SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 21, 1999
                                                  ================


                               Dime Bancorp, Inc.
===============================================================================
             (Exact Name of Registrant as Specified in its Charter)




          Delaware                    001-13094                      11-3197414
==============================      =============             =================
(State or Other Jurisdiction)        (Commission              (IRS Employer
                                      File Number)          Identification No.)


     589 Fifth Avenue
     New York, New York                                  10017
===============================================================================
(Address of Principal Executive Offices)                 (Zip Code)


Registrant's telephone number, including area code: (212) 326-6170
                                                    ==============


                                 Not applicable
===============================================================================
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.
         ============

         On January 21, 1999, Dime Bancorp, Inc. issued the following earnings release:

                                             Dime
                                             Franklin L. Wright
                                             (212) 326-6170


January 21, 1999
99/1

FOR IMMEDIATE RELEASE
=====================


     DIME BANCORP, INC. CAPS RECORD YEAR WITH STRONG FOURTH QUARTER EARNINGS

         New York, NY -- January 21, 1999 -- Dime Bancorp, Inc. (NYSE:DME), the parent company of The Dime Savings Bank of New York, FSB, today reported net income of $61.7 million, or $0.55 per diluted common share, for the fourth quarter of 1998, compared with $21.5 million, or $0.18 per diluted common share, for the fourth quarter of 1997. For the full year 1998, Dime reported net income of $237.1 million, or $2.06 per diluted common share, compared with $121.7 million, or $1.12 per diluted common share, for the year 1997.

         Lawrence J. Toal, Dime's Chairman and Chief Executive Officer, said, "Dime's record earnings, both for the year and the fourth quarter, substantiated the viability of our business model in a difficult environment and demonstrated the continuing momentum of our business operations. During 1998, despite the flat yield curve, our net interest margin improved each quarter, reflecting our improved loan portfolio mix, growth in core deposits, and lower deposit and borrowing costs. We also had record loan production in each of our businesses, totaling almost $33 billion, highlighted by our mortgage banking unit's record performance. In addition, we enhanced our interest rate risk profile through strategic sales of mortgage servicing and significantly strengthened our credit risk profile through a sale in the fourth quarter of non-performing loans.

         "In 1998, we also took steps to build shareholder value by investing for the future. These actions included leveraging the nationwide, 260-plus office network of our mortgage banking subsidiary, North American Mortgage Company, as a distribution channel for our consumer lending and commercial real estate lending activities, expanding our business banking unit's leasing and asset-based lending functions, introducing enhanced technology to improve sales and service in our branches, and strengthening our management team in the areas of technology and marketing. We are also increasing our New Jersey distribution capability with the announced acquisition of Lakeview Savings Bank, which will, when it closes later this year, add 11 branches and approximately $450 million of deposits. Finally, mortgage banking pursued a strategic focus of increasing our share of the purchase money mortgage market accompanied by an emphasis on linking expense levels to loan production."

OPERATING EARNINGS

         Fourth quarter 1998 after-tax operating earnings (reported earnings adjusted for the effects of unusual or non-recurring items) were $57.1 million, or $0.51 per diluted common share, up 20% and 24%, respectively, from $47.8 million, or $0.41 per diluted common share, in the 1997 fourth quarter. In calculating operating earnings for the 1998 fourth quarter, the only adjustment was to apply a 37% tax rate to pre-tax earnings versus 32% on a reported basis. The lower effective tax rate is due to an ongoing restructuring of the assets within the legal entities that comprise Dime's affiliated group.

         For the year ended December 31, 1998, operating earnings were $217.1 million, or $1.89 per diluted common share, up 38% and 30%, respectively, over $157.1 million, or $1.45 per diluted common share, in 1997. Operating earnings for 1998 did not reflect $20.0 million of after-tax income associated with sales of mortgage servicing, sales of relatively lower-yielding assets, the early extinguishment of debt, the sale of Dime's sole remaining Florida banking branch, and a similar adjustment to the tax rate to apply a 37% tax rate to pre-tax earnings versus 32% on a reported basis.

         Fourth quarter 1997 and the full year 1997 reported after-tax results included the effect of unusual or non-recurring net charges of $26.3 million and $35.4 million, respectively. These included, in the 1997 fourth quarter, restructuring charges from the acquisition of North American Mortgage Company, gains associated with sales of mortgage servicing, and losses from the designation for sale of certain mortgage-backed securities and the repurchase of debt, as well as, for the full year, a charge associated with a bulk sale of non-performing assets.

         On an operating basis, the return on average equity was 16.83% and the return on average assets was 1.07% in the 1998 fourth quarter. For the year ended December 31, 1998, the return on average equity was 16.34% and the return on average assets was 1.02% on an operating earnings basis, up from 14.25% and 0.78%, respectively, for the prior year.

NET INTEREST INCOME AND NET INTEREST MARGIN

         For the year 1998, net interest income totaled $527.2 million, an increase of $44.2 million, or 9%, from 1997. This improvement primarily reflected a higher net interest margin, which increased 17 basis points to 2.68% for the year 1998. The increase in the net interest margin resulted principally from a 22 basis point decline in the cost of funds and a 4 basis point increase in the yield on interest-earning assets.

         Net interest income was $133.2 million in the 1998 fourth quarter, up 5.2% compared with the 1997 fourth quarter and up 4.6% compared with the 1998 third quarter. The increases in net interest income primarily reflected a higher net interest margin of 2.78% in the 1998 fourth quarter, compared with 2.56% in the 1997 fourth quarter and 2.74% in the 1998 third quarter, and, compared with the 1998 third quarter, growth in average interest-earning assets. Contributing to the higher 1998 fourth quarter net interest margin as compared with each of the earlier periods was a decline in the cost of deposits to 3.76% in the 1998 fourth quarter from 4.19% in the 1997 fourth quarter and 3.96% in the 1998 third quarter.

         At December 31, 1998, loans receivable totaled $12.7 billion, compared with $13.0 billion at year-end 1997. During 1998, commercial real estate loans, consumer loans, and business loans receivable increased 22%, from a total of $3.1 billion at December 31, 1997 to $3.8 billion at the end of 1998, while residential real estate loans receivable declined 9%, from $9.8 billion to $8.9 billion, during that same period. The decline in the residential loan portfolio reflected, in part, the sale of approximately $700 million of relatively lower-yielding residential loans during the first half of 1998. At December 31, 1998, the residential loan portfolio was 70% of total loans receivable, down from 76% at the end of 1997.

         At December 31, 1998, core deposits (demand, savings, and money market accounts) were $6.9 billion, or 51% of total deposits, up 16% from $6.0 billion, or 43% of total deposits, one year earlier.

NON-INTEREST INCOME

         For the year 1998, non-interest income totaled $525.0 million, compared with $145.3 million for 1997. Non-interest income in the 1998 fourth quarter totaled $144.6 million, compared with $58.2 million in the 1997 fourth quarter and $145.9 million in the 1998 third quarter. Non-interest income in the 1998 fourth quarter was 52.1% of total revenues, compared with 31.5% in the 1997 fourth quarter and 53.4% in the 1998 third quarter.

         Net gains on sales activities totaled $63.9 million in the 1998 fourth quarter, consisting primarily of net gains on sales of loans. In the 1997 fourth quarter, net gains on sales activities were $4.3 million, including a loss of $25.2 million from the designation for sale of certain securities. Net gains on sales activities were $71.5 million in the 1998 third quarter, primarily from sales of loans.

         Loan servicing fees and other loan-related fees were $60.6 million in the 1998 fourth quarter, compared with $36.3 million in the 1997 fourth quarter and $53.8 million in the 1998 third quarter. Banking service fees, securities and insurance brokerage revenues, and other income aggregated $20.1 million for the fourth quarter of 1998, an increase of $2.5 million, or 14%, from the fourth quarter of 1997 and virtually unchanged from the 1998 third quarter.

LOAN PRODUCTION

         Total loan production for 1998 was $32.7 billion, compared with $9.8 billion in 1997. In the 1998 fourth quarter, total loan production was $10.3 billion, up 87% from the fourth quarter of 1997 and 37% from the third quarter of 1998. Commercial real estate, consumer, and business loan originations totaled $2.2 billion, in 1998, up 91% from $1.2 billion in 1997. Specifically:

         o Residential loan production in the 1998 fourth quarter was $9.6 billion, up from $5.1 billion in the 1997 fourth quarter and $7.1 billion in the 1998 third quarter. At December 31, 1998, Dime's residential loan application pipeline was $8.5 billion, compared with $8.3 billion at September 30, 1998.

         o Commercial real estate loan originations totaled $372 million in the 1998 fourth quarter, compared with $218 million in the 1997 fourth quarter and $205 million in the 1998 third quarter.

         o Consumer loan originations were $199 million in the 1998 fourth quarter, up from $142 million in the 1997 fourth quarter and $189 million in the 1998 third quarter.

         o Business loan originations totaled $146 million in the 1998 fourth quarter, up 119% from $67 million in the 1997 fourth quarter and 84% higher than the $79 million in the 1998 third quarter.

RESIDENTIAL LOAN SERVICING

         At December 31, 1998, Dime serviced $34.8 billion of residential loans for others, including $7.9 billion of sub-serviced loans, compared with $24.9 billion and $3.0 billion, respectively, at December 31, 1997 and $29.1 billion and $3.8 billion, respectively, at September 30, 1998. During the 1998 fourth quarter, Dime sold approximately $4.7 billion of mortgage servicing, recognizing an immaterial net profit on the sale. The weighted average coupon of loans serviced for others (excluding sub-serviced loans) was 7.36% at December 31, 1998, compared with 7.83% at year-end 1997 and 7.50% at the end of the third quarter. At December 31, 1998, mortgage servicing assets were $692 million, compared with $342 million at year-end 1997 and $589 million at September 30, 1998. At December 31, 1998, the fair value of mortgage servicing assets was $724 million.

NON-INTEREST EXPENSE

         Total non-interest expense for 1998 was $665.6 million, compared with $381.1 million in 1997, with the increase largely due to the acquisition of North American Mortgage Company in the fourth quarter of 1997. In the 1998 fourth quarter, non-interest expense was $179.1 million, compared with $140.8 million in the 1997 fourth quarter and $171.2 million in the 1998 third quarter. The increase in the 1998 fourth quarter as compared with each of the prior periods primarily reflected expenses associated with increased residential loan production. The efficiency ratio in the 1998 fourth quarter was 52.9%, an improvement from 57.0% in the 1997 fourth quarter and substantially unchanged from 52.3% in the third quarter of 1998.

ASSET QUALITY

         Non-performing assets (non-accrual loans and other real estate owned) were $83 million at December 31, 1998, down 37% from $131 million at September 30, 1998 and down 43% from $147 million at December 31, 1997. The ratio of non-performing assets to total assets at December 31, 1998 was 0.37%, compared with 0.62% at September 30, 1998 and 0.67% at year-end 1997. These improvements primarily reflected the sale of approximately $53 million of residential non-performing loans during the 1998 fourth quarter.

         Net charge-offs in the 1998 fourth quarter were $14.9 million, including $9 million in connection with the non-performing loan sale. Net charge-offs were $5.3 million and $6.0 million in the 1997 fourth quarter and the 1998 third quarter, respectively. The loan loss provision for the 1998 fourth quarter was $8 million, unchanged from both the fourth quarter of 1997 and the third quarter of 1998. At December 31, 1998, the allowance for loan losses was $105 million, or 191% of non-accrual loans, compared with $112 million, or 114% of non-accrual loans, at September 30, 1998 and $105 million, or 88% of non-accrual loans, at December 31, 1997. The ratio of the allowance for loan losses to total loans receivable at December 31, 1998 was 0.82%, compared with 0.89% at the end of the 1998 third quarter and 0.81% at December 31, 1997.

OTHER MATTERS

         Stock Repurchases. During the full year 1998, Dime repurchased 6.4 million shares of its common stock. During the fourth quarter of 1998, Dime repurchased 0.3 million shares of its common stock pursuant to a program authorized by its Board of Directors on September 25, 1998 to repurchase up to 5% of its outstanding common stock. No time limit was set to complete this program.

         Senior Debt. On January 20, 1999, Dime completed the redemption of all $100 million of its outstanding 10.5% senior notes due 2005. Calling the notes will generate an after-tax extraordinary loss of approximately $3 million in the 1999 first quarter.

         At December 31, 1998, Dime had assets of $22.3 billion and deposits of $13.7 billion. The Dime is a regional bank serving consumers and businesses. Dime has 90 branches located throughout the greater New York City metropolitan area, including 17 branches in New Jersey. Directly and through the over 260 offices of its North American Mortgage Company subsidiary, Dime also provides consumer financial services and mortgage banking services throughout the United States.

         Certain statements in Dime's press releases may be forward-looking. These forward-looking statements are based on Dime's current expectations. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business include interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

         Dime believes that "operating earnings" basis information, when taken in conjunction with reported results, provides useful information in evaluating performance on a comparable basis, although operating earnings is not a basis for reporting financial results under generally accepted accounting principles.

                                      # # #

DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(IN THOUSANDS)
(UNAUDITED)

                                                              December 31,            December 31,
                                                                 1998                    1997
                                                           -----------------       -----------------

ASSETS
Cash and due from banks                                    $      279,490          $      295,369
Money market investments                                           78,287                 157,158
Securities available for sale                                   3,329,444               4,992,304
Federal Home Loan Bank of New York stock                          324,106                 303,287
Loans held for sale                                             3,884,886               1,841,862
Loans receivable, net:
   Residential real estate loans                                8,919,817               9,848,593
   Commercial real estate loans                                 2,567,750               2,263,023
   Consumer loans                                                 973,230                 773,817
   Business loans                                                 287,271                  99,074
   Allowance for loan losses                                     (105,081)               (104,718)
                                                           -----------------       -----------------
      Total loans receivable, net                              12,642,987              12,879,789
                                                           -----------------       -----------------

Accrued interest receivable                                        97,124                106,829
Premises and equipment, net                                       170,879                 150,805
Mortgage servicing assets                                         692,473                 341,906
Other assets                                                      821,174                 778,691
                                                           -----------------       -----------------
Total assets                                               $   22,320,850          $   21,848,000
                                                           =================       =================

LIABILITIES
Deposits                                                   $   13,651,460          $   13,847,275
Federal funds purchased and securities sold
   under agreements to repurchase                               2,245,218               2,975,774
Federal Home Loan Bank of New York advances                     4,077,115               2,786,751
Senior notes                                                      198,906                 142,475
Guaranteed preferred beneficial interests in
   Dime Bancorp, Inc.'s junior subordinated
   deferrable interest debentures                                 162,005                 196,137
Other borrowed funds                                               89,604                 218,175
Other liabilities                                                 510,877                 366,555
                                                           -----------------       -----------------
      Total liabilities                                        20,935,185              20,533,142
                                                           -----------------       -----------------

STOCKHOLDERS' EQUITY
Common stock                                                        1,203                   1,203
Additional paid-in capital                                      1,165,251               1,158,221
Retained earnings                                                 463,907                 261,201
Treasury stock, at cost                                          (233,965)                (95,221)
Accumulated other comprehensive loss, net of taxes                 (3,285)                 (9,534)
Unearned compensation                                              (7,446)                 (1,012)
                                                           -----------------       -----------------
      Total stockholders' equity                                1,385,665               1,314,858
                                                           -----------------       -----------------
Total liabilities and stockholders' equity                 $   22,320,850          $   21,848,000
                                                           =================       =================

DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                             For the Three Months Ended                      For the Year Ended
                                       -----------------------------------------------------------------
                                       December 31,  September 30,  June 30,  March 31,   December 31,           December 31,
                                                                                                          -------------------------
                                       1998          1998           1998       1998        1997           1998          1997
                                       --------------------------------------------------------------------------------------------
Interest income                        $ 346,986     $ 343,989     $ 357,111   $ 372,799   $ 368,106      $ 1,420,885  $ 1,382,815
Interest expense                         213,822       216,668       226,274     236,888     241,581          893,652      899,753
                                       --------------------------------------------------------------------------------------------
  Net interest income                    133,164       127,321       130,837     135,911     126,525          527,233      483,062
Provision for loan losses                  8,000         8,000         8,000       8,000       8,000           32,000       49,000
                                       --------------------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses            125,164       119,321       122,837     127,911     118,525          495,233      434,062
                                       --------------------------------------------------------------------------------------------
Non-interest income:
  Loan servicing and other fees           60,604        53,819        42,631      42,450      36,321          199,504       74,038
  Banking service fees                    11,172        11,088        10,168       9,000       8,635           41,428       31,796
  Securities and insurance
    brokerage fees                         7,565         8,704         8,957       7,510       6,777           32,736       23,737
  Net gains on sales activities           63,941        71,519        63,743      45,248       4,309          244,451       12,036
  Other                                    1,343           751         2,491       2,326       2,128            6,911        3,684
                                      ---------------------------------------------------------------------------------------------
      Total non-interest income          144,625       145,881       127,990     106,534      58,170          525,030      145,291
                                      ---------------------------------------------------------------------------------------------
Non-interest expense:
  General and administrative expense:
    Compensation and employee benefits    69,444        66,162        69,661      64,795      54,527          270,062      157,851
    Occupancy and equipment, net          24,935        23,186        22,467      21,864      21,921           92,452       63,582
    Other                                 53,186        53,807        55,757      46,575      41,023          209,325      115,689
                                      ---------------------------------------------------------------------------------------------
    Total general and administrative     147,585       143,155       147,885     133,234     117,471          571,839      337,122
      expense
  Amortization of mortgage servicing
    assets                                30,826        27,633        16,897      16,935      14,034           92,291       29,751
  Other real estate owned expense, net       692           373           359          87        (643)           1,511        4,341
  Restructuring and related expense           --            --            --          --       9,931               --        9,931
                                      ---------------------------------------------------------------------------------------------
      Total non-interest expense         179,083       171,161       165,141     150,256     140,793          665,641      381,145
                                      ---------------------------------------------------------------------------------------------
Income before income tax expense and
 extraordinary items                      90,706        94,041        85,686      84,189      35,902          354,622      198,208
Income tax expense                        29,027        30,092        27,420      26,940      12,943          113,479       75,034
                                      ---------------------------------------------------------------------------------------------
Income before extraordinary items         61,679        63,949        58,266      57,249      22,959          241,143      123,174
Extraordinary items - losses on early
 extinguishment of debt, net of
 tax benefits                                 --        (4,057)           --          --      (1,460)          (4,057)      (1,460)
                                      ---------------------------------------------------------------------------------------------
Net income                            $   61,679      $ 59,892      $ 58,266    $ 57,249   $  21,499        $ 237,086    $ 121,714
                                      =============================================================================================

EARNINGS PER COMMON SHARE
Basic:
 Income before extraordinary items    $     0.55      $   0.57      $   0.51    $   0.50        0.20            2.13     $     1.15
 Extraordinary items                          --         (0.04)           --          --       (0.01)          (0.04)         (0.01)
                                      ---------------------------------------------------------------------------------------------
 Net income                           $     0.55      $   0.53      $   0.51    $   0.50   $    0.19        $   2.09     $     1.14
                                      =============================================================================================

Diluted:
 Income before extraordinary items    $     0.55      $   0.56      $   0.50    $   0.49        0.19            2.09     $    1.13
 Extraordinary items                          --         (0.04)           --          --       (0.01)          (0.03)        (0.01)
                                      ---------------------------------------------------------------------------------------------
 Net income                           $     0.55      $  0.52       $   0.50    $   0.49   $    0.18        $   2.06     $    1.12
                                      =============================================================================================

Basic average common shares
  outstanding                            111,386       113,253       114,016     115,152     114,870         113,452       106,585
Diluted average common shares
  outstanding                            112,857       114,803       115,806     117,148     117,792         115,153       108,613

DIME BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                                   At or for the Three Months Ended       At or For the Year Ended
                                      ---------------------------------------------------------------
                                      December 31,  September 30,  June 30,    March 31,   December 31,   December 31,
                                                                                                          -------------------------
                                      1998          1998           1998        1998        1997           1998          1997
                                      ---------------------------------------------------------------------------------------------

FOR THE PERIOD
Net interest income                   $  133,164     $  127,321    $ 130,837    $  135,911   $   126,525    $  527,233  $   483,062
Provision for loan losses                  8,000          8,000        8,000         8,000         8,000        32,000       49,000
Non-interest income                      144,625        145,881      127,990       106,534        58,170       525,030      145,291
Non-interest expense                     179,083        171,161      165,141       150,256       140,793       665,641      381,145
Income tax expense                        29,027         30,092       27,420        26,940        12,943       113,479       75,034
                                      ------------   -------------  ----------   ------------ ------------   ----------  -----------
Income before extraordinary items         61,679         63,949       58,266        57,249        22,959       241,143      123,174
Extraordinary items                           --         (4,057)          --            --        (1,460)       (4,057)      (1,460)
               0)                    -------------    -----------  -----------  ------------ ------------   -----------  -----------
Net income                           $    61,679     $   59,892    $  58,266    $   57,249   $    21,499    $ 237,086   $   121,714
                                     =============   ============  ===========   =========== ============   ============ ===========

PER COMMON SHARE
Basic earnings:
  Income before extraordinary items  $      0.55     $     0.57    $    0.51    $     0.50   $      0.20    $    2.13   $      1.15
  Net income                                0.55           0.53         0.51          0.50          0.19         2.09          1.14
Diluted earnings:
  Income before extraordinary items         0.55           0.56         0.50          0.49          0.19         2.09          1.13
  Net income                                0.55           0.52         0.50          0.49          0.18         2.06          1.12
Cash dividends declared                     0.05           0.05         0.05          0.04          0.04         0.19          0.12
Book value (at period end)                 12.42          11.96        11.72         11.37         11.30        12.42         11.30
Tangible book value (at period end)        10.35           9.88         9.64          9.31          9.27        10.35          9.27
Market value (at period end)               26.25          25.31        29.94         30.06         30.25        26.25         30.25

AT PERIOD END
Total assets                         $22,320,850   $ 21,242,833 $ 20,913,891  $ 22,023,998  $ 21,848,000  $ 22,320,850  $21,848,000
Securities available for sale          3,329,444      2,974,885    2,919,605     3,535,120     4,992,304     3,329,444    4,992,304
Loans held for sale                    3,884,886      3,612,110    3,022,167     3,809,866     1,841,862     3,884,886    1,841,862
Loans receivable                      12,748,068     12,567,119   12,909,913    12,771,878    12,984,507    12,748,068   12,984,507
Allowance for loan losses                105,081        111,949      109,934       109,096       104,718       105,081      104,718
Deposits                              13,651,460     13,546,265   14,032,643    13,991,123    13,847,275    13,651,460   13,847,275
Borrowed funds                         6,772,848      5,859,120    5,095,693     6,383,642     6,319,312     6,772,848    6,319,312
Stockholders' equity                   1,385,685      1,339,802    1,330,383     1,299,635     1,314,858     1,385,665    1,314,858
Common shares outstanding (in
  thousands)                             111,570        112,027      113,533       114,258       116,358       111,570      116,358

AVERAGE BALANCES
Loans                                $16,084,142   $ 15,696,340 $ 16,192,213  $ 15,552,531  $ 14,090,306  $ 15,882,257  $12,143,482
Mortgage-backed securities             2,733,674      2,593,548    2,963,013     4,240,274     5,266,046     3,127,022    6,176,259
Other interest-earning assets            725,866        642,863      628,253       636,473       867,949       658,566      949,038
Total interest-earning assets         19,543,682     18,932,751   19,783,479    20,429,278    20,224,301    19,667,845   19,268,779
Total assets                          21,452,993     20,732,965   21,397,741    21,964,344    21,575,214    21,383,818   20,192,188
Deposits                              13,667,987     13,840,547   14,011,529    13,832,367    13,654,057    13,837,664   13,246,206
Borrowed funds                         6,016,686      5,169,453    5,769,227     6,528,158     6,343,867     5,867,557    5,650,962
Total interest-bearing liabilities    19,684,673     19,010,000   19,780,756    20,360,523    19,997,924    19,705,221   18,897,168
Stockholders' equity                   1,357,824      1,340,994    1,316,788     1,299,240     1,280,842     1,328,906    1,102,079

PERFORMANCE RATIOS
Return on average assets                    1.15%         1.16%         1.09%         1.04%        0.40%          1.11         0.60
Return on average stockholders' equity     18.17         17.86         17.70         17.63         6.71          17.84        11.04

DIME BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                                                                            At or For the
                                                                At or For the Three Months Ended            Year Ended
                                  ----------------------------------------------------------------------
                                    December 31,    September 30,   June 30,     March 31,   December 31,   December 31,
                                                                                                            ----------------------
                                      1998             1998           1998         1998         1997           1998       1997
                                  -------------    -------------  ------------- ----------   ------------    --------    --------

Net interest margin                    2.78             2.74            2.66           2.63          2.56        2.68          2.51
Non-interest income to
   total revenues                     52.06            53.40           49.45          43.94         31.50       49.90         23.12
Efficiency ratio                      52.85            52.31           55.61          58.26         56.96       54.59         51.98

ASSET QUALITY
Non-performing assets              $ 83,343       $  131,374       $ 139,490    $   147,406     $ 146,749    $ 83,343     $ 146,749
Non-performing assets to
  total assets                         0.37%            0.62%          0.67%           0.67%         0.67%       0.37%         0.67%
Non-accrual loans to loans
   receivable                          0.43             0.78           0.82            0.96          0.92        0.43          0.92
Allowance for loan losses to:
  Loans receivable                     0.82             0.89           0.85            0.85          0.81        0.82          0.81
  Non-accrual loans                  190.67           113.92         104.13           89.00         88.01      190.67         88.01

CAPITAL RATIOS
Stockholders' equity to total
   assets                              6.21%            6.31%          6.36%           5.90%         6.02%       6.21%         6.02%
The Dime Savings Bank of New
  York, FSB:
    Tangible and leverage              5.82(1)          6.60           6.24            5.86          5.64        5.82(1)       5.64

    Tier 1 risk-based                  9.58(1)         10.97          10.44           10.22         10.29        9.58(1)      10.29


    Total risk-based                  10.37(1)         11.86          11.33           11.10         11.17       10.37(1)      11.17


(1) Preliminary.

                                   SIGNATURES
                                   ==========

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        DIME BANCORP, INC.




                                       By: /s/ Anthony R. Burriesci
                                          -------------------------------
                                          Name:  Anthony R. Burriesci
                                          Title: Chief Financial Officer


Date:  January 21, 1999